Report on Payments

to Governments

for the fiscal year ended December 31, 2025

Glossary

Glossary of certain terms used in this Report on Payments to Governments (the “Report”). The following terms are defined as follows:

ANP	The Agência Nacional de Petróleo, Gás Natural e Biocombustíveis (Brazilian National Petroleum, Natural Gas and Biofuels Agency)
IBAMA	The Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis (Brazilian Institute of the Environment and Renewable Natural Resources)
CSR	Community and social responsibility payments
ICMBio	The Instituto Chico Mendes de Conservação da Biodiversidade (Chico Mendes Institute for Biodiversity Conservation)
IFRS	International Financial Reporting Standards
PPSA	Pré-Sal Petróleo S.A., a Brazilian state-owned company which acts as a contract manager and represents the interests of the Brazilian Federal Government in the production-sharing contracts.
SEC	The United States Securities and Exchange Commission
SIN	Servicio de Impuestos Nacionales (Bolivian Federal Tax Authority)
STN	Secretaria do Tesouro Nacional (Brazilian National Treasury)
YPFB	Yacimientos Petrolíferos Fiscales Bolivianos, a Bolivian state-owned company which acts as a contract manager and represents the interests of the Bolivian federal government in the production-sharing contracts.

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Basis for Preparation - Report on Payments to Governments for the fiscal year ended December 31, 2025

This Report provides a consolidated overview of the payments to governments made by Petrobras and its subsidiaries (hereinafter referred to as “Petrobras” or “Company”) for the fiscal year ended December 31, 2025, as required under the U.S. SEC Regulation “Disclosure of Payments by Resource Extraction Issuers”.

Definitions

Reporting entities

This Report includes payments to governments made by Petrobras and entities under its control in accordance with the IFRS. Payments made by entities which are not under the control of Petrobras are not included in this Report.

Activities

Payments made by Petrobras to governments arising from activities involving the exploration, extraction, processing, and export of oil, natural gas, or the acquisition of a license for any such activity are disclosed in this Report.

Government

Government includes any national government, as well as any department, agency, or instrumentality of a national government, or a company at least majority owned by the national government. It also includes subnational governments, such as states (in Brazil) and departments (in Bolivia).

Projects

Payments are reported at project level except those payments that are not attributable to a specific project are reported at entity level. Project is defined using the following factors: (i) type of resource being commercially developed, (ii) method of extraction, and (iii) major subnational political jurisdiction where the commercial development of the resource is taking place. All of Petrobras’ projects refer to the commercial development of oil and natural gas, in the Exploration & Production (“E&P”) segment, using the well extraction method.

Segments

This Report includes payments made by Petrobras’ E&P segment.

E&P: This segment covers the activities of exploration, development and production of crude oil, NGL and natural gas in Brazil and abroad, for the primary purpose of supplying Petrobras’ domestic refineries. The E&P segment also operates through partnerships with other companies, including holding interests in non-Brazilian companies in this segment.

Royalties

Royalties are payments made for the right to extract oil and gas. In Brazil, Royalties are established in oil and gas contracts at a rate ranging from 5% to 15% of the gross revenue based on the reference prices for crude oil or natural gas established by the ANP in its regulatory acts. When establishing the royalties’ rates, ANP also considers the geological risks and expected productivity levels for each concession. Most of the Company’s crude oil production currently pays the maximum royalty rate.

Payments under this type also includes Special participations, which range from 0% to 40% of the net revenue from the production of fields presenting high production volumes or profitability, according to the criteria established in the applicable legislation. The calculation considers the gross revenue from each production field, based on the reference prices for crude oil or natural gas established by Decree No. 2,705/1998 and the ANP regulatory acts, deducted from the royalties paid, exploratory investments, operational expenditures, and applicable depreciation and taxes adjustments.

Bonuses

Bonuses disclosed correspond to the signature bonus, amounts paid by the winning bidder upon signing an exploration and production contract, which can be predefined or offered, subject to the minimum values published in the bidding notices.

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Fees

Fees are payments made for the retention or occupation of contracted areas for exploration and production of oil and natural gas, whose rate established by the ANP in the respective bidding notices, based on the size, location, and geological characteristics of the concession block.

It also includes payments for the acquisition and maintenance of an environmental license to operate in an area where extractive activities are carried out.

Production entitlements

These are the host government’s share of production under the production sharing regime adopted in Brazil for the exploration and production of oil, natural gas, and other fluid hydrocarbons in the Pre-Salt Polygon and/or strategic areas, and as established by Law 12,351/2010, particularly in articles 2(III), 15(III), 18, 29 (VII). The percentage of production to be shared with the Brazilian Federal Government is defined in production sharing contracts, in which the state-owned company PPSA represents the interests of the Brazilian Federal Government, as a non-operating partner who manages these contracts.

The production entitlements are presented at fair market value, which is calculated based on volume entitled to the Brazilian Federal Government, valued at the average Brent price for the year, as historical costs are not reasonably available or determinable by project.

Taxes

The Company does not pay for taxes levied on corporate profits, corporate income, and production specifically when engaging in the commercial development of oil and natural gas. The Company’s payments for corporate income taxes are based on taxable profit at the legal entity level within a given jurisdiction, which includes income earned from business activities beyond those generated by resource extraction activities.

Dividends

The Company does not pay any dividends in lieu of production entitlements or royalties. These payments are made to the Brazilian Federal Government as a common or ordinary shareholder of Petrobras under the same terms as other shareholders. Thus, these payments are not under the scope of this Report.

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Payments for infrastructure improvements

These are payments which relate to the construction of infrastructure (road, bridge, or rail) not substantially dedicated to the use of extractive activities and, therefore, are not accounted for as property, plant and equipment. For 2025, there was no payment made to governments relating to infrastructure improvements.

Community and social responsibility payments

These are payments required by law or contract comprising, in general, payments to support the social or economic well-being of communities where the expenditures are made.

Partnerships

When the Company makes a payment directly to a government arising from a partnership, whenever Petrobras is the operator, the full amount paid is disclosed even where Petrobras as the operator is proportionally reimbursed by its non-operating venture partners.

Currencies used to make the payments and Exchange rate

Payments in Brasil are made in Reais and payments in Bolivia are made in Bolivianos. All payments in this Report are reported in US Dollars, which have been translated based on the exchange rate as of December 31, 2025 (Brazilian Real/US Dollar 5.50 and Boliviano/US Dollar 6.96).

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PETROBRAS (Expressed in thousands of US Dollars, unless otherwise indicated)

Project-level Disclosure

The table below sets forth the Company’s payments made to governments for the fiscal year ended December 31, 2025, by project and type of payment.

Project (1)				Production entitlement (2)			Community and social responsibility
Basin	Major subnational jurisdiction	Royalties	Bonuses		Taxes	Fees		Total
Brazil (3)		11,159,129	1,291,448	3,829,976	-	42,782	89,608	16,412,943
Offshore
Santos basin	Rio de Janeiro	9,147,865	1,266,164	3,760,786		9,922	46,646	14,231,384
Campos basin	Rio de Janeiro	886,025		15,122		22,928	37,556	961,631
Campos basin	Espírito Santo	689,719				2,239		691,957
Santos basin	São Paulo	291,657		54,068		1,897		347,622
Pelotas basin	Rio Grande do Sul		25,284			255		25,539
Espírito Santo basin	Espírito Santo					231	4,588	4,819
Potiguar basin	Rio Grande do Norte	956				888	200	2,043
Sergipe basin	Sergipe					1,753	93	1,846
Camamu basin	Bahia	979				113	294	1,386
Pará-Maranhão basin	Pará					472		472
Ceará basin	Ceará					307		307
Foz do Amazonas basin	Amazonas					240		240
Barreirinhas basin	Maranhão					236		236
Santos basin	Santa Catarina						232	232
Sergipe - Alagoas basin	Sergipe					124		124
Foz do Amazonas basin	Amapá					114		114
Onshore
Solimões basin	Amazonas	102,095				303		102,397
Recôncavo basin	Bahia	25,540				534		26,075
Paraná basin	Paraná					101		101
Espírito Santo basin	Espírito Santo					67		67
Potiguar basin	Rio Grande do Norte					23		23
Sergipe - Alagoas basin	Sergipe					16		16
Norte Capixaba basin	Espírito Santo					9		9
Sergipe - Alagoas basin	Alagoas					7		7
Entity level payment (4)
Petróleo Brasileiro S.A.		14,294						14,294
Bolivia (3)		-	1,488	-	1,365	-	-	2,853
Onshore
Bloque San Antonio	Tarija		460					460
XX Tarija Oeste	Tarija		332					332
Colpa Caranda	Santa Cruz		304					304
Bloque San Alberto	Tarija		234					234
San Telmo Norte	Santa Cruz		159					159
Entity level payment (5)
Petrobras Bolivia S.A.					1,365			1,365
Total		11,159,129	1,292,937	3,829,976	1,365	42,782	89,608	16,415,796
(1) All Petrobras' projects refer the commercial development of oil and natural gas, in the E&P segment, using the well extraction method.
(2) In-kind production entitlements are presented at fair market value, which is calculated based on the volume the Brazilian Federal Government is entitled to, valued at the average Brent oil price for the year, pursuant to the production sharing regime adopted in Brazil for the exploration and production of oil, natural gas, and other fluid hydrocarbons in the Pre-Salt Polygon and/or strategic areas, and as established by Law 12,351/2010, particularly in articles 2(III), 15(III), 18, and 29(VII).
(3) The payments of Petrobras in Brazil are made in Reais (BRL), while in Bolivia in Bolivianos (BOL). All payments in this Report are reported in US Dollars, which have been translated based on the exchange rate as of December 31, 2025 (Brazilian Real/US Dollar 5.50 and Boliviano/US Dollar 6.96).
(4) It is not attributable to projects individually. These royalties refer to the agreement with ANP relating to the amount due by the shale industrialization unit SIX (divested in 2022). This agreement will be paid in installments until 2027.
(5) It is not attributable to projects individually. These taxes are levied on sales revenues on the corporate level.

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PETROBRAS (Expressed in thousands of US Dollars, unless otherwise indicated)

Government-level Disclosure

The table below sets forth the Company’s payments made to governments for the fiscal year ended December 31, 2025, by government and type of payment.

Government	Royalties	Bonuses	Production entitlement (2)	Taxes	Fees	Community and social responsibility	Total
Brazil (1)	11,159,129	1,291,448	3,829,976	-	42,782	89,608	16,412,943
STN	11,159,129						11,159,129
PPSA (2)			3,829,976				3,829,976
ANP		1,291,448			41,858		1,333,306
ICMBio						89,608	89,608
Ibama					924		924
Bolivia (1)	-	1,488	-	1,365	-	-	2,853
YPFB		1,488					1,488
SIN				1,365			1,365
Total	11,159,129	1,292,937	3,829,976	1,365	42,782	89,608	16,415,796
(1) The payments of Petrobras in Brazil are made in Reais (BRL), while in Bolivia in Bolivianos (BOL). All payments in this Report are reported in US Dollars, which have been translated based on the exchange rate as of December 31, 2025 (Brazilian Real/US Dollar 5.50 and Boliviano/US Dollar 6.96).
(2) In-kind production entitlements are presented at fair market value, which is calculated based on the volume the Brazilian Federal Government is entitled to, valued at the average Brent oil price for the year, pursuant to the production sharing regime adopted in Brazil for the exploration and production of oil, natural gas, and other fluid hydrocarbons in the Pre-Salt Polygon and/or strategic areas, and as established by Law 12,351/2010, particularly in articles 2(III), 15(III), 18, and 29(VII).

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PETROBRAS (Expressed in thousands of US Dollars, unless otherwise indicated)

Payment details disclosure

The table below provides the details of payments made to governments for the fiscal year ended December 31, 2025.

	Project (1)
Country	Basin	Major subnational jurisdiction	Onshore/ Offshore	Payment type	Payee (2)	Amount USD (3) (in thousands)
Brazil	Santos basin	Rio de Janeiro	Offshore	Royalties	STN	9,147,865
Brazil	Santos basin	Rio de Janeiro	Offshore	Production entitlement	PPSA	3,760,786
Brazil	Santos basin	Rio de Janeiro	Offshore	Bonuses	ANP	1,266,164
Brazil	Campos basin	Rio de Janeiro	Offshore	Royalties	STN	886,025
Brazil	Campos basin	Espírito Santo	Offshore	Royalties	STN	689,719
Brazil	Santos basin	São Paulo	Offshore	Royalties	STN	291,657
Brazil	Solimões basin	Amazonas	Onshore	Royalties	STN	102,095
Brazil	Santos basin	São Paulo	Offshore	Production entitlement	PPSA	54,068
Brazil	Santos basin	Rio de Janeiro	Offshore	CSR	ICMBio	46,646
Brazil	Campos basin	Rio de Janeiro	Offshore	CSR	ICMBio	37,556
Brazil	Recôncavo basin	Bahia	Onshore	Royalties	STN	25,540
Brazil	Pelotas basin	Rio Grande do Sul	Offshore	Bonuses	ANP	25,284
Brazil	Campos basin	Rio de Janeiro	Offshore	Fees	ANP	22,857
Brazil	Campos basin	Rio de Janeiro	Offshore	Production entitlement	PPSA	15,122
Brazil		Entity level payment (4)		Royalties	STN	14,294
Brazil	Santos basin	Rio de Janeiro	Offshore	Fees	ANP	9,648
Brazil	Espírito Santo basin	Espírito Santo	Offshore	CSR	ICMBio	4,588
Brazil	Campos basin	Espírito Santo	Offshore	Fees	ANP	2,215
Brazil	Santos basin	São Paulo	Offshore	Fees	ANP	1,897
Brazil	Sergipe basin	Sergipe	Offshore	Fees	ANP	1,753
Brazil	Camamu basin	Bahia	Offshore	Royalties	STN	979
Brazil	Potiguar basin	Rio Grande do Norte	Offshore	Royalties	STN	956
Brazil	Potiguar basin	Rio Grande do Norte	Offshore	Fees	ANP	888
Brazil	Recôncavo basin	Bahia	Onshore	Fees	ANP	480
Brazil	Pará-Maranhão basin	Pará	Offshore	Fees	ANP	472
Brazil	Ceará basin	Ceará	Offshore	Fees	ANP	307
Brazil	Solimões basin	Amazonas	Onshore	Fees	ANP	294
Brazil	Camamu basin	Bahia	Offshore	CSR	ICMBio	294
Brazil	Santos basin	Rio de Janeiro	Offshore	Fees	IBAMA	274
Brazil	Pelotas basin	Rio Grande do Sul	Offshore	Fees	ANP	255
Brazil	Foz do Amazonas basin	Amazonas	Offshore	Fees	IBAMA	240
Brazil	Barreirinhas basin	Maranhão	Offshore	Fees	ANP	236
Brazil	Santos basin	Santa Catarina	Offshore	CSR	ICMBio	232
Brazil	Potiguar basin	Rio Grande do Norte	Offshore	CSR	ICMBio	200
Brazil	Espírito Santo basin	Espírito Santo	Offshore	Fees	ANP	160
Brazil	Sergipe - Alagoas basin	Sergipe	Offshore	Fees	IBAMA	124
Brazil	Foz do Amazonas basin	Amapá	Offshore	Fees	ANP	114
Brazil	Camamu basin	Bahia	Offshore	Fees	ANP	113
Brazil	Paraná basin	Paraná	Onshore	Fees	ANP	101
Brazil	Sergipe basin	Sergipe	Offshore	CSR	ICMBio	93
Brazil	Campos basin	Rio de Janeiro	Offshore	Fees	IBAMA	71
Brazil	Espírito Santo basin	Espírito Santo	Offshore	Fees	IBAMA	71
Brazil	Espírito Santo basin	Espírito Santo	Onshore	Fees	ANP	67
Brazil	Recôncavo basin	Bahia	Onshore	Fees	IBAMA	55

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PETROBRAS (Expressed in thousands of US Dollars, unless otherwise indicated)

Brazil	Campos basin	Espírito Santo	Offshore	Fees	IBAMA	24
Brazil	Potiguar basin	Rio Grande do Norte	Onshore	Fees	IBAMA	23
Brazil	Sergipe - Alagoas basin	Sergipe	Onshore	Fees	IBAMA	16
Brazil	Norte Capixaba basin	Espírito Santo	Onshore	Fees	IBAMA	9
Brazil	Solimões basin	Amazonas	Onshore	Fees	IBAMA	8
Brazil	Sergipe - Alagoas basin	Alagoas	Onshore	Fees	IBAMA	7
Brazil	Espírito Santo basin	Espírito Santo	Onshore	Fees	IBAMA	0
Bolivia		Entity level payment (5)		Taxes	SIN	1,365
Bolivia	Bloque San Antonio	Tarija	Onshore	Bonuses	YPFB	460
Bolivia	XX Tarija Oeste	Tarija	Onshore	Bonuses	YPFB	332
Bolivia	Colpa Caranda	Santa Cruz	Onshore	Bonuses	YPFB	304
Bolivia	Bloque San Alberto	Tarija	Onshore	Bonuses	YPFB	234
Bolivia	San Telmo Norte	Santa Cruz	Onshore	Bonuses	YPFB	159
Total						16,415,796
(1) All Petrobras' projects refer to the commercial development of oil and natural gas, in the Exploration & Production ("E&P") segment, using the well extraction method.
(2) In-kind production entitlements are presented at fair market value, which is calculated based on the volume the Brazilian Federal Government is entitled to, valued at the average Brent oil price for the year, pursuant to the production sharing regime adopted in Brazil for the exploration and production of oil, natural gas, and other fluid hydrocarbons in the Pre-Salt Polygon and/or strategic areas, and as established by Law 12,351/2010, particularly in articles 2(III), 15(III), 18, and 29(VII).
(3) The payments of Petrobras in Brazil are made in Reais (BRL), while in Bolivia in Bolivianos (BOL). All payments in this Report are reported in US Dollars, which have been translated based on the exchange rate as of December 31, 2025 (Brazilian Real/US Dollar 5.50 and Boliviano/US Dollar 6.96).
(4) It is not attributable to projects individually. These royalties refer to the agreement with ANP relating to the amount due by the shale industrialization unit SIX (divested in 2022). This agreement will be paid in installments until 2027.
(5) It is not attributable to projects individually. These taxes are levied on sales revenues on the corporate level.

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